Exhibit 99.1

NEWS RELEASE

Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164

For more information, contact:

Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com
FOR IMMEDIATE RELEASE
Astronics Corporation Reports
2018 Second Quarter
Financial Results
EAST AURORA, NY, August 3, 2018 – Astronics Corporation (NASDAQ: ATRO), a leading supplier of advanced technologies and products to the global aerospace, defense, and semiconductor industries, today reported financial results for the three and six months ended June 30, 2018. Results for the quarter and the first six months of 2018 include the results of Telefonix PDT, which was acquired on December 1, 2017 and Custom Control Concepts (“CCC”), which was acquired on April 3, 2017.

	Three Months Ended			Six Months Ended
	June 30, 2018	July 1, 2017	% Change	June 30, 2018	July 1, 2017	% Change

Sales	$208,606	$151,114	38.0%	$387,665	$303,510	27.7%
Gross profit	$49,572	$34,150	45.2%	$86,704	$72,467	19.6%
Gross margin	23.8%	22.6%		22.4%	23.9%
SG&A	$29,443	$22,091	33.3%	$59,943	$43,474	37.9%
SG&A percent of sales	14.1%	14.6%		15.5%	14.3%
Income from Operations	$20,129	$12,059	66.9%	$26,761	$28,993	(7.7)%
Operating margin %	9.6%	8.0%		6.9%	9.6%
Net Income	$14,025	$7,685	82.5%	$17,319	$19,272	(10.1)%
Net Income %	6.7%	5.1%		4.5%	6.3%

Peter J. Gundermann, President and Chief Executive Officer, commented, "We had record consolidated sales in the quarter of $208.6 million with both segments delivering solid results. Our Aerospace segment surpassed its previous quarterly sales record with the contribution of Telefonix, and our Test segment produced its best quarter in three years.”
He continued, “The strong top line expanded margins to levels more representative of our business. We are confident in our outlook for 2018, as opportunities and operating performance should make it a very good year for Astronics."

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Astronics Corporation Reports 2018 Second Quarter Financial Results
August 3, 2018

Consolidated Review
Second Quarter 2018 Results
Consolidated sales were up 38%, or $57.5 million, from the same period last year, including $26.9 million in sales from the Telefonix PDT acquisition. Organic revenue was $181.7 million, up 20% compared with the same prior year period driven by 97% growth in Test and 7.5% organic growth in the Aerospace segment.
Consolidated gross margin was 23.8% compared with 22.6% in the prior-year period. Consolidated gross margin benefited from higher organic sales and the acquisition's contribution in gross profit. This was partially offset by a $1.5 million program charge recognized due to the revision of estimated costs to complete a long-term contract assumed with the acquisition of the CCC business.
Consolidated Engineering and Development ("E&D") costs were $28.9 million. Organic E&D costs were $25.3 million, compared with $23.0 million in last year’s second quarter. As a percent of organic sales, organic E&D costs were 13.9% and 15.2% in the second quarters of 2018 and 2017, respectively.
Selling, general and administrative (“SG&A”) expenses were up $7.4 million to $29.4 million, or 14.1% of sales, compared with $22.1 million, or 14.6% of sales, in the same period last year. The acquisition contributed $5.1 million to SG&A, including $2.2 million of intangible asset amortization expense. Consolidated intangible asset amortization expense was $4.9 million compared with $2.7 million in the prior year. Consolidated intangible asset amortization expense is expected to be $4.3 million in both the third and fourth quarters of 2018.
The effective tax rate for the quarter was 18.4%, compared with 27.3% in the second quarter of 2017. The 2018 second quarter tax rate was favorably impacted by the decrease in the Federal statutory tax rate partially offset by the elimination of the domestic production activities deduction resulting from the Tax Cuts and Jobs Act.
Net income was $14.0 million, or $0.49 per diluted share, compared with $7.7 million, or $0.26 per diluted share in the prior year.
Bookings were up 18% to $186.9 million, for a book-to-bill ratio of 0.90:1. Backlog at the end of the quarter was $376.9 million. Approximately 82% of backlog is expected to ship in 2018.

Year-to-Date 2018 Results
Consolidated sales for the first six months of 2018 increased by $84.2 million, or 27.7%, including $52.0 million in acquired revenue. Aerospace segment sales were up $64.4 million to $330.8 million. Organic Aerospace sales were up 4.7%. The Test segment sales were up $19.7 million, or 53.1% to $56.9 million.

Consolidated gross margin was 22.4% in the first six months of 2018 compared with 23.9% in the first six months of 2017. Consolidated gross margin benefited from higher organic sales and the gross profit contribution of Telefonix PDT. Expense related to the fair value step-up of acquired inventory was $1.3 million and was fully expensed in the first quarter. Consolidated gross margin was negatively impacted by the lower margin profile of CCC due to low volume and a $3.6 million program charge due to the revision of estimated costs associated with the long-term contract, as previously discussed. Organic E&D costs were 14.8% of organic sales, or $49.6 million, compared with $45.8 million, or 15.1% of sales, in the prior year’s first six months. Acquisitions contributed E&D costs of $8.1 million in the first six months of 2018.

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Astronics Corporation Reports 2018 Second Quarter Financial Results
August 3, 2018

SG&A expenses were $59.9 million, or 15.5% of sales, in the first six months of 2018 compared with $43.5 million, or 14.3% of sales, in the same period last year. Acquisitions contributed $12.3 million to SG&A, including $5.5 million of intangible asset amortization expense. Also contributing to higher SG&A was a $1.0 million litigation reserve recorded in the first quarter of 2018 for an ongoing matter. Corporate expenses increased by $2.4 million due to increased headcount, legal and accounting costs.
The effective tax rate for the first six months of 2018 was 18.0%, compared with 26.0% in the first six months of 2017. The tax rate was favorably impacted by the decrease in the Federal statutory rate partially offset by the elimination of the domestic production activities deduction resulting from the Tax Cuts and Jobs Act, as well as the change in foreign tax rates in the first six months of 2017.
Net income for the first half of 2018 totaled $17.3 million, or $0.60 per diluted share.

Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)
Aerospace Second Quarter 2018 Results
Aerospace segment sales increased by $36.7 million, or 28.3%, to $166.2 million, when compared with the prior year’s second quarter. Organic sales increased $9.8 million, or 7.5%, while Telefonix PDT contributed $26.9 million in sales in the 2018 second quarter.
Avionics sales were up $25.3 million, due to the addition of Telefonix PDT, which contributed $23.9 million. Electrical Power & Motion sales increased by $5.0 million, or 8.1%, due to higher sales of in-seat power and seat motion products. System Certification sales increased by $2.1 million on higher project activity. Sales of other products were up $2.1 million, due primarily to the acquisition.
Aerospace operating profit for the second quarter of 2018 was $18.2 million, or 11.0% of sales, compared with $14.0 million, or 10.8% of sales, in the same period last year. Organic Aerospace E&D costs were $22.7 million compared with $21.0 million in the same period last year. The acquisition added $3.6 million in E&D costs.
Aerospace operating profit benefited from higher organic sales and the addition of Telefonix PDT. This was partially offset by a $1.5 million program charge related to the aforementioned CCC long-term contract. Intangible asset amortization expense for Telefonix PDT was $2.2 million in the second quarter.
Aerospace orders in the second quarter of 2018 were up 18% to $158.9 million compared with the prior year period. The book-to-bill ratio was 0.96:1 for the quarter. Backlog was $298.6 million at the end of the second quarter of 2018.

Aerospace Year-to-Date 2018 Results
Aerospace segment sales increased by $64.4 million, or 24.2%, to $330.8 million when compared with the prior year’s first six months.
Avionics sales increased by $49.2 million to $69.3 million driven primarily by the acquisition, which contributed $43.7 million in Avionics sales. Electrical Power & Motion sales increased $5.3 million, or 3.9%, and Systems Certifications sales increased $4.7 million, both for similar reasons as in the quarter. Sales of other products were up $4.6 million to $13.7 million, due primarily to the Telefonix PDT acquisition.
Aerospace operating profit was $31.3 million, or 9.5% of sales, compared with $33.7 million, or 12.7% of sales, in the same period last year. Aerospace operating profit in the first six months of 2018 was negatively impacted by purchase accounting expenses and a $1.0 million litigation reserve, which are expected to decrease or not recur through the remainder of 2018. As is typical

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Astronics Corporation Reports 2018 Second Quarter Financial Results
August 3, 2018

during the first few quarters following an acquisition, non-cash costs were higher than what is expected over the long-term, as short-lived intangible assets are amortized and the fair value step-up costs relating to the acquired inventory is expensed. Intangible asset amortization expense for the acquisitions was $5.7 million in the first six months and fair value inventory step-up expense of $1.3 million was recorded in the first quarter. Aerospace operating profit was also negatively impacted by the $3.6 million program charge related to the CCC long-term contract previously discussed.
Somewhat offsetting these costs were the operating leverage realized from higher organic sales. E&D costs for Aerospace were $52.2 million and $41.3 million in the first six months of 2018 and 2017, respectively. Acquisitions contributed $8.1 million in 2018 to Aerospace E&D expenses.
Mr. Gundermann commented, “Our Aerospace business is on very firm footing and our product offering is well suited for the advancing evolution of the connected aircraft which is developing demand for our products. Our Telefonix acquisition is contributing strongly, and has a critical role in our strategy involving connectivity. We expect the positive trends will continue, and that we will see more quarterly sales records established yet in 2018.”

Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)
Test Systems Second Quarter 2018 Results
Sales in the second quarter of 2018 increased approximately $20.8 million to $42.4 million, almost doubling compared with the same period in 2017. A $24.3 million increase in sales to the Semiconductor market was offset by a $3.5 million decrease in sales to the Aerospace & Defense market when compared with the prior-year period.
Operating profit for the segment was $6.2 million, or 14.7% of sales, compared with $1.4 million, or 6.6% of sales, in last year’s second quarter. Higher margin was driven by the increase in volume and favorable sales mix compared with the same period last year. E&D costs were $2.6 million, up from $2.0 million in the second quarter of 2017.
Orders for the Test Systems segment in the quarter were $28.1 million, for a book-to-bill ratio of 0.66:1 for the quarter. Backlog was $78.3 million at the end of the second quarter of 2018.

Test Systems Year-to-Date 2018 Results
Sales in the first six months of 2018 increased 53.1% to $56.9 million compared with sales of
$37.1 million for the same period in 2017. The growth was driven by a $26.8 million increase in higher sales to the Semiconductor market. This was somewhat offset by a decrease in Aerospace & Defense sales of $7.0 million.
Operating profit increased $2.6 million to $4.3 million, or 7.6% of sales, as a result of increased volume and improved product mix. E&D costs were $5.6 million in the first six months of 2018 compared with $4.5 million in the prior year period.

Mr. Gundermann commented, “Our Test business is delivering on its strong backlog and the second quarter was the best performance realized in recent years. We expect the third quarter to see more of the same, setting up a strong second half to the year.”

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Astronics Corporation Reports 2018 Second Quarter Financial Results
August 3, 2018

2018 Outlook
The outlook for 2018 remains unchanged with consolidated sales forecasted to be in the range of $765 million to $815 million, with $650 million to $680 million expected from the Aerospace segment and $115 million to $135 million from the Test segment.
Consolidated backlog at June 30, 2018 was $376.9 million. Approximately 82% of backlog is expected to ship in 2018.
The effective tax rate for 2018 is expected to be in the range of 18% to 21%.
Expectations for capital equipment spending in 2018 are unchanged from a range of $24 million to $28 million.
E&D costs for 2018 are expected to be in the range of $110 million to $115 million.
Mr. Gundermann concluded, “We believe we are on track for a strong second half to 2018. The mid-points of our predicted revenue range for the year suggest 26% consolidated sales growth over our 2017 total. Aerospace would see growth of 24%, while Test would see growth of 39%. As we work towards these targets we will also continue to improve our margins. The progress should be impressive in the last two quarters of the year.”

Second Quarter 2018 Webcast and Conference Call
The Company will host a teleconference today at 11:00 a.m. ET. During the teleconference, management will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed by calling (201) 493-6784. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial (412) 317-6671 and enter replay pin number 13679520. The telephonic replay will be available from 2:00 p.m. on the day of the call through Friday, August 10, 2018. A transcript will also be posted to the Company’s Web site once available.

About Astronics Corporation
Astronics Corporation (NASDAQ: ATRO) is a leading supplier of advanced technologies and products to the global aerospace, defense and semiconductor industries.  Astronics’ products and services include advanced, high-performance electrical power generation and distribution systems, seat motion solutions, lighting and safety systems, avionics products, aircraft structures, systems certification and automated test systems.  Astronics’ strategy is to increase its value by developing technologies and capabilities, either internally or through acquisition, and using those capabilities to provide innovative solutions to its targeted markets and other markets where its technology can be beneficial.  Through its wholly owned subsidiaries, Astronics has a reputation for high-quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices.  The Company routinely posts news and other important information on its website at www.astronics.com.
For more information on Astronics and its products, visit its Web site at www.astronics.com.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the state of the aerospace, defense, consumer electronics and semiconductor industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery

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Astronics Corporation Reports 2018 Second Quarter Financial Results
August 3, 2018

schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW

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Astronics Corporation Reports 2018 Second Quarter Financial Results
August 3, 2018

ASTRONICS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA
(Unaudited, $ in thousands except per share data)

	Three Months Ended		Six Months Ended
	6/30/2018	7/1/2017	6/30/2018	7/1/2017
Sales	$208,606	$151,114	$387,665	$303,510
Cost of products sold	159,034	116,964	300,961	231,043
Gross profit	49,572	34,150	86,704	72,467
Gross margin	23.8%	22.6%	22.4%	23.9%

Selling, general and administrative	29,443	22,091	59,943	43,474
SG&A % of sales	14.1%	14.6%	15.5%	14.3%
Income from operations	20,129	12,059	26,761	28,993
Operating margin	9.6%	8.0%	6.9%	9.6%

Other expense, net of other income	463	310	838	620
Interest expense, net	2,484	1,180	4,815	2,313
Income before tax	17,182	10,569	21,108	26,060
Income tax expense	3,157	2,884	3,789	6,788
Net income	$14,025	$7,685	$17,319	$19,272
Net income % of sales	6.7%	5.1%	4.5%	6.3%

*Basic earnings per share:	$0.50	$0.27	$0.62	$0.66
*Diluted earnings per share:	$0.49	$0.26	$0.60	$0.64

*Weighted average diluted shares outstanding (in thousands)	28,802	30,089	28,755	30,135

Capital expenditures	$4,148	$2,983	$8,495	$5,750
Depreciation and amortization	$8,743	$6,289	$18,584	$12,587

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Astronics Corporation Reports 2018 Second Quarter Financial Results
August 3, 2018

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
($ in thousands)
	(unaudited)
	6/30/2018	12/31/2017
ASSETS
Cash and cash equivalents	$10,608	$17,914
Accounts receivable and uncompleted contracts	169,496	132,633
Inventories	159,479	150,196
Other current assets	13,912	14,586
Property, plant and equipment, net	124,696	125,830
Other long-term assets	18,451	15,659
Intangible assets, net	142,544	153,493
Goodwill	125,237	125,645
Total assets	$764,423	$735,956

LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long term debt	$2,190	$2,689
Accounts payable and accrued expenses	88,170	80,595
Customer advances and deferred revenue	25,429	19,607
Long-term debt	263,155	269,078
Other liabilities	34,189	34,060
Shareholders' equity	351,290	329,927
Total liabilities and shareholders' equity	$764,423	$735,956

SEGMENT DATA
(Unaudited, $ in thousands)

	Three Months Ended		Six Months Ended
	6/30/2018	7/1/2017	6/30/2018	7/1/2017
Sales
Aerospace	$166,257	$129,547	$330,857	$266,374
Less Inter-segment	(53)	—	(53)	—
Total Aerospace	166,204	129,547	330,804	266,374

Test Systems	42,402	21,567	56,861	37,136
Total consolidated sales	208,606	151,114	387,665	303,510

Operating profit and margins
Aerospace	18,200	13,984	31,315	33,738
	11.0%	10.8%	9.5%	12.7%
Test Systems	6,247	1,432	4,318	1,750
	14.7%	6.6%	7.6%	4.7%
Total operating profit	24,447	15,416	35,633	35,488

Interest expense	2,484	1,180	4,815	2,313
Corporate expenses and other	4,781	3,667	9,710	7,115
Income before taxes	$17,182	$10,569	$21,108	$26,060

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Astronics Corporation Reports 2018 Second Quarter Financial Results
August 3, 2018

ASTRONICS CORPORATION
CONSOLIDATED CASH FLOWS DATA
(Unaudited, $ in thousands)

	Six Months Ended
	June 30, 2018	July 1, 2017
Cash Flows From Operating Activities:
Net Income	$17,319	$19,272
Adjustments to Reconcile Net Income to Cash Provided By Operating Activities:
Depreciation and Amortization	18,584	12,587
Provisions for Non-Cash Losses on Inventory and Receivables	1,819	918
Stock Compensation Expense	1,637	1,456
Deferred Tax Benefit	(516)	(536)
Other	(431)	(804)
Cash Flows from Changes in Operating Assets and Liabilities:
Accounts Receivable	(33,347)	(7,076)
Inventories	(19,761)	(10,453)
Accounts Payable	7,981	3,349
Accrued Expenses	53	(7,106)
Other Current Assets and Liabilities	(404)	(2,668)
Customer Advanced Payments and Deferred Revenue	14,469	(4,143)
Income Taxes	(189)	(1,028)
Supplemental Retirement and Other Liabilities	896	758
Cash Provided By Operating Activities	8,110	4,526
Cash Flows From Investing Activities:
Acquisition of Business, Net of Cash Acquired	—	(10,223)
Capital Expenditures	(8,495)	(5,750)
Other Investing Activities	—	186
Cash Used For Investing Activities	(8,495)	(15,787)
Cash Flows From Financing Activities:
Proceeds from Long-term Debt	30,015	22,000
Payments for Long-term Debt	(36,416)	(7,341)
Purchase of Outstanding Shares for Treasury	—	(13,524)
Debt Acquisition Costs	(516)	—
Proceeds from Exercise of Stock Options	281	317
Cash (Used For) Provided By Financing Activities	(6,636)	1,452
Effect of Exchange Rates on Cash	(285)	176
Decrease in Cash and Cash Equivalents	(7,306)	(9,633)
Cash and Cash Equivalents at Beginning of Period	17,914	17,901
Cash and Cash Equivalents at End of Period	$10,608	$8,268

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Astronics Corporation Reports 2018 Second Quarter Financial Results
August 3, 2018

ASTRONICS CORPORATION
SALES BY MARKET
(Unaudited, $ in thousands)

	Three Months Ended			Six Months Ended
	6/30/2018	7/1/2017	% change	6/30/2018	7/1/2017	% change	2018 YTD
Aerospace Segment
Commercial Transport	$132,797	$98,355	35.0%	$265,847	$208,079	27.8%	68.6%
Military	16,270	15,785	3.1%	30,285	30,931	-2.1%	7.8%
Business Jet	10,338	10,716	-3.5%	21,002	18,251	15.1%	5.4%
Other	6,799	4,691	44.9%	13,670	9,113	50.0%	3.5%
Aerospace Total	166,204	129,547	28.3%	330,804	266,374	24.2%	85.3%

Test Systems Segment
Semiconductor	31,405	7,080	343.6%	38,465	11,711	228.5%	10.0%
Aerospace & Defense	10,997	14,487	-24.1%	18,396	25,425	-27.6%	4.7%
Test Systems Total	42,402	21,567	96.6%	56,861	37,136	53.1%	14.7%

Total	$208,606	$151,114	38.0%	$387,665	$303,510	27.7%

SALES BY PRODUCT LINE
(Unaudited, $ in thousands)

	Three Months Ended			Six Months Ended
	6/30/2018	7/1/2017	% change	6/30/2018	7/1/2017	% change	2018 YTD

Aerospace Segment
Electrical Power & Motion	$67,643	$62,597	8.1%	$140,321	$135,040	3.9%	36.2%
Lighting & Safety	44,121	42,646	3.5%	85,763	85,316	0.5%	22.1%
Avionics	36,272	10,940	231.6%	69,295	20,076	245.2%	17.9%
Systems Certification	4,872	2,793	74.4%	9,655	4,952	95.0%	2.5%
Structures	6,497	5,880	10.5%	12,100	11,877	1.9%	3.1%
Other	6,799	4,691	44.9%	13,670	9,113	50.0%	3.5%
Aerospace Total	166,204	129,547	28.3%	330,804	266,374	24.2%	85.3%

Test Systems	42,402	21,567	96.6%	56,861	37,136	53.1%	14.7%

Total	$208,606	$151,114	38.0%	$387,665	$303,510	27.7%

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Astronics Corporation Reports 2018 Second Quarter Financial Results
August 3, 2018

ASTRONICS CORPORATION ORDER AND BACKLOG TREND (Unaudited, $ in thousands)
	Q3 2017	Q4 2017	Q1 2018	Q2 2018	Trailing Twelve Months
	09/30/2017	12/31/2017	3/31/2018	6/30/2018	6/30/2018
Sales
Aerospace	$128,663	$139,566	$164,600	$166,204	$599,033
Test Systems	20,973	31,752	14,459	42,402	109,586
Total Sales	$149,636	$171,318	$179,059	$208,606	$708,619

Bookings
Aerospace	$146,178	$179,340	$180,883	$158,870	$665,271
Test Systems	40,161	57,719	15,280	28,060	141,220
Total Bookings	$186,339	$237,059	$196,163	$186,930	$806,491

Backlog*
Aerospace	$233,162	$298,604	$305,977	$298,643
Test Systems	69,119	95,086	92,635	78,293
Total Backlog	$302,281	$393,690	$398,612	$376,936	N/A

Book:Bill Ratio
Aerospace	1.14	1.28	1.10	0.96	1.11
Test Systems	1.91	1.82	1.06	0.66	1.29
Total Book:Bill	1.25	1.38	1.10	0.90	1.14

* During the fourth quarter of 2017, the Telefonix PDT acquisition added backlog of approximately $25.7 million for the Aerospace segment. In the first quarter of 2018, the implementation of new required revenue recognition accounting rules resulted in a reduction to backlog of $8.9 million and $3.3 million for the Aerospace and Test Systems segments, respectively.

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